EXHIBIT 99.1

QUEST DIAGNOSTICS DECLARES TWO-FOR-ONE STOCK SPLIT
AND QUARTERLY DIVIDEND

LYNDHURST, N.J., MAY 10, 2005—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that its Board of Directors has declared a two-for-one stock split, in the form of a 100% stock dividend.

All shareholders of record on June 6, 2005 will receive one additional share of common stock for each share held on that date. The additional share of common stock will be distributed to shareholders of record in the form of a stock dividend on June 20, 2005. Following the dividend, the company will have approximately 202 million shares of common stock outstanding.

Additionally, the Board of Directors declared a quarterly cash dividend on Quest Diagnostics common stock of $0.09 per share on a post-split basis, payable on July 22, 2005 to shareholders of record on July 8, 2005.

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2004 Form 10-K and subsequent filings.

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